As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-287661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Energy Services Reunited Corp.

(Exact Name of Registrant as Specified in Its Articles)

British Virgin Islands	1389	98-1367302
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 730

Houston, Texas 77056

(832) 925-3777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jennifer Howard
General Counsel
777 Post Oak Boulevard, Suite 730
Houston, Texas 77056
(832) 925-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William B. Nelson Allen Overy Shearman Sterling US LLP 800 Capitol Street, Suite 2200 Houston, Texas 77002 (713) 354-4800	Stephen P. Alicanti DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 (the “Securities Act”), as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS/OFFER TO EXCHANGE

National Energy Services Reunited Corp.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

National Energy Services Reunited Corp.

for

Ordinary Shares

of

National Energy Services Reunited Corp.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. EASTERN TIME, ON JUNE 30, 2025, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants (the “Warrants”), each to purchase ordinary shares, no par value (the “Ordinary Shares”), of National Energy Services Reunited Corp. (the “Company”), the opportunity to receive 0.10 Ordinary Shares in exchange for each of our outstanding Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).

The Offer is being made to all holders of our Warrants. The Warrants are governed by the Warrant Agreement, dated as of May 11, 2017 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). Our Ordinary Shares and Warrants are listed on the Nasdaq Capital Market (“NASDAQ”) under the symbols “NESR” and “NESRW,” respectively. As of May 29, 2025, a total of 35,540,380 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 0.10 Ordinary Shares in exchange for the Warrants, subject to adjustment for fractional Warrants as described below in the Prospectus/Offer to Exchange.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.10 Ordinary Shares for each Warrant tendered by such holder and exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.09 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer (the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the number of the then outstanding Warrants.

Parties representing approximately 54.78% of the outstanding Warrants, including Sherif Foda, our Chief Executive Officer and Chairman of the Board and Antonio J. Campo Mejia, a director of the Company, have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, because the holders of more than 50% of our outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional details regarding the Tender and Support Agreement, see “Market Information, Dividends and Related Shareholder Matters—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”

You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender such Warrants without consenting to the Warrant Amendment. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered in the Offer, and a withdrawal of tendered Warrants will revoke your consent to the Warrant Amendment given with respect to such withdrawn tendered Warrants.

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange. The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on June 30, 2025, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants pursuant to the Offer. If you elect to tender Warrants pursuant to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents. You may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you. If you withdraw your tendered Warrants, your consent to the Warrant Amendment given with respect to those withdrawn tendered Warrants will be withdrawn as a result.

Warrants not exchanged for Ordinary Shares pursuant to the Offer will remain outstanding subject to their current terms or amended terms if the Warrant Amendment is approved. If the Warrant Amendment is approved, we intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment on or after a date that is 15 days after the Expiration Date. Our Warrants are currently listed on NASDAQ under the symbol “NESRW”; however, our Warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding Warrants has become so reduced as to make further listing inadvisable or unavailable.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the Ordinary Shares issuable upon exchange of the Warrants pursuant to the Offer.

Our Board (as defined below) has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make their own decision as to whether to exchange some or all of their Warrants and, as applicable, consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

BTIG, LLC

65 East 55th St.

New York, New York 10022

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Notice of Guaranteed Delivery should be directed to the information agent:

Sodali & Co. LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 5 of this Prospectus/Offer to Exchange.

Neither the SEC nor any BVI securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

BTIG

This Prospectus/Offer to Exchange is dated June 23, 2025.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form F-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company, Ordinary Shares and Warrants, and the financial statements and the notes that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable supplement to this Prospectus/Offer to Exchange.

We have not authorized anyone to provide you with information different from that contained, or incorporated by reference, in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained, or incorporated by reference, in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This Prospectus/Offer to Exchange incorporates important business and financial information about the Company that is not included in or delivered with this document. This information is available without charge to holders upon written or oral request to the Company, which may be made in writing or by phone to the following address or telephone number: 777 Post Oak Boulevard, Suite 730, Houston, Texas 77056, (832) 925-3777. To obtain timely delivery of such information, security holders must request such information no later than five business days prior to the Expiration Date. We encourage you to submit any request for documents as soon as possible to ensure timely delivery of the documents prior to the Expiration Date.

This Prospectus/Offer to Exchange, including information incorporated by reference herein, contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Prospectus/Offer to Exchange, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that are contained, or incorporated by reference, appear in this Prospectus/Offer to Exchange may not sum due to rounding.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus/Offer to Exchange, as well as the documents incorporated by reference herein, contain statements that are forward-looking and as such are not historical facts. These forward-looking statements include information about our possible or assumed future results of operations or our performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of these terms) may identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements included or incorporated by reference in this Prospectus/Offer to Exchange may include, without limitation, statements regarding our ability to implement our remediation plan in connection with the material weakness in our internal control over financial reporting, the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), expansion plans and opportunities, completion and integration of acquisitions and the assumptions underlying or relating to any such statement. The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over, including the impact of the extent of any material weakness or significant deficiencies in our internal control over financial reporting and any action taken by the SEC including potential fines or penalties arising out of the SEC inquiry. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Forward-looking statements contained, or incorporated by reference, in this Prospectus/Offer to Exchange may include, for example, statements about:

●	changing commodity prices, market volatility and other market trends that affect our customers’ demand for our services;

●	public health crises and other catastrophic events;

●	the level of capital spending by our customers;

●	political, market, financial and regulatory risks, including those related to the geographic concentration of our operations and customers;

●	our operations, including maintenance, upgrades and refurbishment of our assets, may require significant capital expenditures, which may or may not be available to us;

●	operating hazards inherent in our industry and the ability to secure sufficient indemnities and insurance;

●	our ability to successfully integrate acquisitions;

●	competition, including capital and technological advances;

●	the approval of the Warrant Amendment and our ability to require that all outstanding Warrants be exchanged for Ordinary Shares;

●	the exchange of Warrants for Ordinary Shares pursuant to the Offer, which will increase the number of Ordinary Shares eligible for future resale in the public market and result in dilution to our securityholders;

●	the lack of a third party determination that the Offer or the Consent Solicitation is fair to holders of the Warrants; and

●	other risks and uncertainties described in this Prospectus/Offer to Exchange, including those under the section entitled “Risk Factors,” as well as in the 2024 Form 20-F (defined below).

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Prospectus/Offer to Purchase to reflect any new information or future events or circumstances or otherwise, except as required by law. Readers should read this Prospectus/Offer to Exchange in conjunction with the discussion under “Risk Factors,” included in this Prospectus/Offer to Exchange, our consolidated financial statements and the related notes thereto included in our 2024 Annual Report, other documents which we may furnish from time to time with the SEC, and other announcements we may make from time to time.

iii

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, all references to “we,” “us,” “our,” “NESR,” or the “Company” refer to National Energy Services Reunited Corp.

In this Prospectus/Offer to Exchange:

“2024 Form 20-F” means our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025.

“Board” means the board of directors of the Company.

“Charter” means the Memorandum and Articles of Association of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Solicitation” means the solicitation of consent from the holders of the Warrants to approve the Warrant Amendment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means 11:59 p.m., Eastern Time, on June 30, 2025.

“IRS” means the Internal Revenue Service.

“MENA” means the Middle East and North Africa region.

“Offer” means the opportunity to receive 0.10 Ordinary Shares in exchange for each of our outstanding Warrants.

“Offer Period” means the period during which the Offer and Consent Solicitation is open, giving effect to any extension.

“Ordinary Shares” means the ordinary shares of the Company, no par value per share.

“Warrants” means all of the 35,540,380 warrants governed by the Warrant Agreement, all of which constitute public warrants. No private placement warrants are outstanding.

“Warrant Agreement” means the Warrant Agreement dated May 11, 2017 by and between the Company and Continental Stock Transfer & Trust Company, as the warrant agent.

“Warrant Amendment” means the amendment to the Warrant Agreement permitting the Company to require that each outstanding Warrant be converted into 0.09 Ordinary Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer.

iv

SUMMARY

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere or incorporated by reference in this Prospectus/Offer to Exchange or in the documents included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference and all documents filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

The Company

National Energy Services Reunited Corp. is a British Virgin Islands business company headquartered in Houston, Texas. The Company, through its wholly-owned subsidiaries, is a regional provider of products and services to the oil and natural gas industry primarily in the MENA region.

Our revenues are primarily derived by providing production services such as hydraulic fracturing, coiled tubing, stimulation and pumping, cementing, nitrogen services, filtration services, pipelines and industrial services, production assurance, artificial lift services, completions and integrated production management. We also provide drilling and evaluation services such as rigs and integrated services, fishing and downhole tools, thru-tubing intervention, tubular running services, directional drilling, drilling and completion fluids, pressure control, well testing services, wireline logging services, and slickline services. We have significant operations throughout the MENA region, including Saudi Arabia, Oman, Kuwait, United Arab Emirates, Iraq, Algeria, Egypt and Libya.

Corporate Contact Information

Our principal executive offices are located at 777 Post Oak Boulevard., Suite 730, Houston, Texas 77056, and our telephone number is +1 (832) 925 3777. Our registered agent in the British Virgin Islands is Intertrust Corporate Services (BVI) Limited, which is located at Luna Tower, Waterfront Drive, Road Town, Tortola, VG1110, British Virgin Islands.

Our website is www.nesr.com. The information on, or that can be accessed through, our website is not part of this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and you should not consider information contained on our website in deciding whether to tender Warrants in exchange for our Ordinary Shares.

Warrants that Qualify for the Offer

As of May 29, 2025, a total of 35,540,380 Warrants were outstanding. The Warrants are governed by the Warrant Agreement and are each exercisable for one-half of one Ordinary Share at a price of $5.75 per half share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 3,554,038 Ordinary Shares in exchange for all of the outstanding Warrants, subject to adjustment for fractional Warrants as described below in this Prospectus/Offer to Exchange.

Under the Warrant Agreement, we may call the Warrants for redemption at our option in whole and not in part at a price of $0.01 per Warrant if, and only if, the reported last sale price of our Ordinary Shares equals or exceeds $21.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder.

The warrants were initially set to expire on June 6, 2023 but were extended to June 6, 2025, and subsequently June 6, 2026, by votes of the Company’s Board of Directors during November 2022 and February 2025, respectively.

1

Market Price of our Shares	Our Ordinary Shares and Warrants are listed on NASDAQ under the symbols “NESR” and “NESRW” respectively. See “Market Information, Dividends and Related Shareholder Matters.”

The Offer

Each Warrant holder who tenders Warrants for exchange pursuant to the Offer will receive 0.10 Ordinary Shares for each Warrant so exchanged. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares in the exchange.

The Ordinary Shares issued in exchange for the tendered Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such Ordinary Shares.

The Offer is being made to all Warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation	In order to tender Warrants in the Offer and Consent Solicitation, holders are required to consent to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A to this Prospectus/Offer to Exchange. If approved, the Warrant Amendment would permit the Company to require that all Warrants that are outstanding upon the closing of the Offer be converted into Ordinary Shares at a ratio of 0.09 Ordinary Shares per Warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such conversion, no Warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the Warrants. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation.”

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on June 30, 2025, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants and the related consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation—General Terms—Offer Period.”

2

Amendments to the Offer and Consent Solicitation	We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change to the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. See “The Offer and Consent Solicitation—General Terms—Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation

The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least a majority of the number of the then outstanding Warrants (which is the minimum number required to amend the Warrant Agreement with respect to the Warrants). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event.

Withdrawal Rights	If you tender your Warrants for exchange and change your mind, you may withdraw your tendered Warrants and automatically revoke the related consent to the Warrant Amendment at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered Warrants and automatically revoke the related consent to the Warrant Amendment at any time until the extended Expiration Date. In addition, tendered Warrants may be withdrawn by you at any time after the expiration of forty business days from the commencement of the Offer, if the Warrants have not yet been accepted by us for exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

3

U.S. Federal Income Tax Consequences of the Offer to U.S. Holders

For a U.S. Holder (as defined below in “Material U.S. Federal Income Tax Considerations”) of Warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of Warrants for our Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” (i) such U.S. Holder should not recognize any gain or loss on the exchange of Warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in our Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s Warrants surrendered in the exchange and (iii) such U.S. Holder’s holding period for our Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Ordinary Shares, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. Holders to recognize taxable income.

Although not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the discussion of the PFIC rules below under “Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules,” (i) a U.S. Holder of such Warrants should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in such U.S. Holder’s existing Warrants surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See “Material U.S. Federal Income Tax Considerations.”

No Recommendation	None of our Board, our management, our affiliates, the dealer manager, the exchange agent, the information agent or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 5 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street, 30th Floor, New York, New York 10004

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

BTIG, LLC 65 East 55th Street New York, New York 10022

We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation—Dealer Manager.”

Additional Information

We recommend that our Warrant holders review the registration statement on Form F-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC before making a decision on whether to tender their Warrants for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its address listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

Sodali & Co. LLC 333 Ludlow Street, 5th Floor, South Tower Stamford, CT 06902 Call Toll Free: (800) 662-5200

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RISK FACTORS

You should consider and read carefully all of the risks and uncertainties described below, as well as other information included, or incorporated by reference, in this Prospectus/Offer to Exchange, including the risk factors discussed under the heading “Risk Factors” in the 2024 Form 20-F and our consolidated financial statements and related notes that are incorporated by reference in this Prospectus/Offer to Exchange, before exchanging your Warrants for our Ordinary Shares. See “Where You Can Find More Information—Incorporation by Reference”. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants that are not tendered in the Offer be exchanged for Ordinary Shares at a ratio 10% less than the exchange ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding upon the closing of the Offer to exchange each of their Warrants for 0.09 Ordinary Shares. This represents a ratio of Ordinary Shares per Warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding Warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the number of the then outstanding Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least a majority of the number of the then outstanding Warrants. Parties representing approximately 54.78% of the outstanding Warrants, including Sherif Foda, our CEO and Chairman of the Board, and Antonio J. Campo Mejia, a director of the Company, have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreement. Accordingly, because the holders of more than 50% of the outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If adopted, we currently intend to require the conversion of all outstanding Warrants to Ordinary Shares as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer.

The exchange of Warrants for Ordinary Shares will increase the number of Ordinary Shares eligible for future resale and result in dilution to our shareholders.

Our Warrants may be exchanged for Ordinary Shares pursuant to the Offer, which will increase the number of Ordinary Shares eligible for future resale in the public market and result in dilution to our shareholders, although there can be no assurance that such Warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Ordinary Shares. We also intend to require an exchange of all remaining outstanding Warrants assuming the approval of the Warrant Amendment. To the extent such Warrants are exchanged following the approval of the Warrant Amendment or exercised, additional Ordinary Shares will be issued. These issuances of Ordinary Shares will result in dilution to our shareholders and increase the number of Ordinary Shares eligible for resale in the public market.

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We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of us, our affiliates, the dealer manager, the exchange agent or the information agent makes any recommendation as to whether you should exchange some or all of your Warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Ordinary Shares in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Ordinary Shares and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer Ordinary Shares than if you had tendered your Warrants in the Offer. You should consult your own individual financial advisor for assistance on how this may affect your individual situation.

The number of Ordinary Shares offered in the Offer is fixed and will not be adjusted. The market price of our Ordinary Shares may fluctuate, and the market price of our Ordinary Shares when we deliver our Ordinary Shares in exchange for Warrants could be less than the market price at the time Warrants are tendered.

The number of Ordinary Shares for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Ordinary Shares or the Warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Ordinary Shares when we deliver Ordinary Shares in exchange for Warrants could be less than the market price of the Warrants at the time Warrants are tendered. The market price of our Ordinary Shares could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Ordinary Shares in exchange for Warrants, or during any extension of the Offer Period.

We may redeem Warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at $0.01 per Warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day period ending three trading days before we send notice of the redemption to the Warrant holders, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the Warrants, we have an effective registration statement under the Securities Act covering our Ordinary Shares issuable upon exercise of the Warrants and current prospectus relating to them is available.

If and when the Warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force a Warrant holder: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, will be substantially less than the market value of the Warrants.

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The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “ —The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants that are not tendered in the Offer be exchanged for Ordinary Shares at a ratio 10% less than the exchange ratio applicable to the Offer.” However, if any Warrants that are not exchanged remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the number of Warrants outstanding upon completion of the Offer and Consent Solicitation and the Nasdaq may delist the Warrants. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Warrants. If there continues to be a market for our Warrants, they may trade at a discount to the price at which they would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

If NESR were a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders of NESR Ordinary Shares or Warrants could be subject to adverse U.S. federal income tax consequences.

If NESR is treated as a PFIC, within the meaning of Section 1297 of the Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) holds NESR Ordinary Shares or Warrants (regardless of whether NESR remains a PFIC for subsequent taxable years), certain adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, and interest charges on certain taxes treated as deferred, may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements. Under certain circumstances, certain elections may be available to U.S. Holders of NESR Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to the Warrants.

Based on the composition of NESR’s income and assets, including goodwill, NESR has taken that the position that it was not a PFIC for the taxable year of the June 6, 2018 business combination between NESR, NPS Holdings Limited and Gulf Energy S.A.O.C. (the “Business Combination”) or its most recent year ended December 31, 2024, and it does not expect to be classified as a PFIC in the foreseeable future, but such position is not free from doubt. NESR’s PFIC status for the current taxable year or any subsequent taxable year will not be determinable until after the end of each such taxable year, and NESR cannot assure you that it will not be a PFIC in the current taxable year or in any subsequent taxable year. If NESR were later determined to be a PFIC, you may be unable to make certain advantageous elections with respect to your ownership of NESR securities that would mitigate the adverse consequences of NESR’s PFIC status, or making such elections retroactively could have adverse tax consequences to you. NESR is not representing to you, and there can be no assurance, that NESR will not be treated as a PFIC for the current taxable year or in any subsequent taxable year. NESR has not sought and will not seek any rulings from the IRS or any opinion from any tax advisor as to such tax treatment. U.S. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

Please see the section titled “Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to our potential PFIC status. U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Ordinary Shares or Warrants.

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THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.10 Ordinary Shares in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Ordinary Shares pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional Ordinary Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Ordinary Shares pursuant to the Offer will, after aggregating all such fractional Ordinary Shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional Ordinary Shares.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all Warrants outstanding upon completion of the Offer be converted into Ordinary Shares at a ratio of 0.09 Ordinary Shares per Warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the Warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the number of the then outstanding Warrants is required to amend the Warrant Agreement.

Holders who tender Warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered Warrants). You cannot tender any Warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange.

You may tender some or all of your Warrants into the Offer.

If you elect to tender Warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you.

Corporate Information

The Company, through its wholly-owned subsidiaries, is a regional provider of products and services to the oil and natural gas industry primarily in the MENA region.

Our principal executive offices are located at 777 Post Oak Boulevard., Suite 730, Houston, Texas 77056 and our telephone number is +1 (832) 925 3777. Our registered agent in the British Virgin Islands is Intertrust Corporate Services (BVI) Limited, which is located at Luna Tower, Waterfront Drive, Road Town, Tortola, VG1110, British Virgin Islands.

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Our website address is www.nesr.com. We do not incorporate the information contained on, or accessible through, our website into this Prospectus/Offer to Exchange, and you should not consider it as a part of this Prospectus/Offer to Exchange.

Our Ordinary Shares and Warrants trade on NASDAQ under the symbols “NESR” and “NESRW” respectively.

Warrants Subject to the Offer

The Warrants were issued by the Company pursuant to the Warrant Agreement. Each Warrant entitles the holder to purchase one-half of one Ordinary Share at a price of $11.50 per whole share, subject to adjustment.

As of May 29, 2025, a total of 35,540,380 Warrants were outstanding. Pursuant to the Offer, we are offering up to an aggregate of 3,554,038 Ordinary Shares in exchange for the Warrants, subject to adjustment for fractional Warrants as described below in this Prospectus/Offer to Exchange.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on June 30, 2025, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any Warrants that are not exchanged, or the amended terms if the Warrant Amendment is approved, until the Warrants expire on June 6, 2026.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Ordinary Shares issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change to the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes to the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of our Ordinary Shares issuable in exchange for a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

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Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.

Partial Exchange Permitted

Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional Ordinary Shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

Conditions to the Offer and Consent Solicitation

The Offer and Consent Solicitation are conditioned upon the following:

●	the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

●	no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer;

●	there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants; and

●	there shall not have occurred (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, an outbreak of a pandemic, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The Consent Solicitation is conditioned on our receiving the consent of holders of at least a majority of the number of the then outstanding Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange.

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The foregoing conditions are outside of our control and are solely for our benefit. We may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties; provided that any such determination may be challenged by a holder of Warrants in a court of competent jurisdiction. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. In the event that one or more of the events described above occurs, we will promptly notify Warrant holders of our determination as to whether to (i) waive or modify the applicable condition(s) and continue the Offer and Consent Solicitation or (ii) terminate the Offer and Consent Solicitation. In addition, depending upon the materiality of any waived condition(s) and the number of days remaining prior to the Expiration Date, we may be required to promptly disseminate disclosure regarding such waiver to Warrant holders and extend the Offer and Consent Solicitation.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants and the related consent to the Warrant Amendment will be revoked. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants and deliver their consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of Ordinary Shares upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if Warrants are properly tendered pursuant to the procedures described below. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering Warrant holder that, among other things: (i) the Warrant holder agrees to exchange the tendered Warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange, in each case as may be amended or supplemented prior to the Expiration Date; (ii) the Warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (iv) such Warrant holder is voluntarily participating in the Offer; (v) the future value of our Warrants is unknown and cannot be predicted with certainty; and (vi) such Warrant holder has read this Prospectus/Offer to Exchange and Warrant Amendment.

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Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner.

Tendering Warrants Using Book-Entry Transfer

To participate in the Offer and Consent Solicitation, holders of Warrants must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below.

In addition, either:

●	the exchange agent must receive, prior to the Expiration Date a properly transmitted Agent’s Message (as defined herein); or

●	the exchange agent must receive, prior to the Expiration Date, as applicable, a timely confirmation of book-entry transfer of such Warrants into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below.

Tenders of Warrants pursuant to the procedures described above, and acceptance therefore by us, will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer and Consent Solicitation, which agreement will be governed by the laws of the State of New York.

No documents should be sent to us, the dealer manager or the information agent. Delivery of an Agent’s Message through ATOP is at the election and risk of the person delivering or transmitting, and delivery will be deemed made only when actually received by the exchange agent.

By tendering Warrants pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Warrants is not effective, and the risk of loss of the Warrants does not pass to the exchange agent, until receipt by the exchange agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the exchange agent at or prior to the Expiration Date.

By tendering Warrants pursuant to the Offer, you will also be deemed to have made the representations and warranties set forth herein, including that you have full power and authority to tender, sell, exchange, assign and transfer the Warrants tendered hereby, and that when such Warrants are accepted for exchange by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed to, upon request, execute and deliver any additional documentation deemed by the exchange agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered hereby.

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date.

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DTC participants and holders of Warrants desiring to tender Warrants for exchange pursuant to the Offer must do so through ATOP. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as set forth in this document, and that we may enforce such agreement against such participant. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Offer and Consent Solicitation as set forth in this Prospectus/Offer to Exchange, and that we may enforce such agreement against the participant.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Ordinary Shares in exchange for such Warrants as part of the completion of the Offer.

Book-Entry Delivery Procedures for Tendering Warrants Held with DTC

To tender Warrants on your behalf by a nominee with DTC, you must:

●	inform your nominee of your interest in tendering your Warrants pursuant to the Offer and Consent Solicitation; and

●	instruct your nominee to tender all Warrants you wish to be tendered in the Offer and Consent Solicitation into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer at or prior to the Expiration Date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Warrants by effecting a book-entry transfer of Warrants to be tendered in the Offer and Consent Solicitation into the account of the exchange agent at DTC by electronically transmitting its acceptance of such Offer and Consent Solicitation through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an Agent’s Message to the exchange agent. An “Agent’s Message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a “participant”), tendering Warrants that the participant has received and that we may enforce the agreement against the participant. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

●	the tender is made by or through a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (an “Eligible Institution”);

●	the exchange agent receives by hand, mail, overnight courier, facsimile or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

●	a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically (and an Agent’s Message in accordance with ATOP) must be received by the exchange agent within two days that NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

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In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Ordinary Shares for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date, except that they may also be withdrawn after the expiration of forty business days from the commencement of the Offer, if the Warrants have not yet been accepted by us for exchange. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange within forty business days from the commencement of the Offer may thereafter be withdrawn by you.

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To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). A withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “ —Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on June 30, 2025, or such later time and date to which we may extend. Our Ordinary Shares to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from the exchange agent confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of book-entry delivery of the tendered Warrants (and an Agent’s Message in accordance with ATOP).

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.

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Background and Purpose of the Offer and Consent Solicitation

Our Board approved the Offer and Consent Solicitation on May 18, 2025. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potentially dilutive impact of the Warrants. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Ordinary Shares in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

There are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Parties representing approximately 54.78% of the outstanding Warrants, including Sherif Foda, our CEO and Chairman of the Board, and Antonio J. Campo Mejia, a director of the Company, have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to the Tender and Support Agreement. Accordingly, because the holders of more than 50% of the outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors, Executive Officers and Others

We do not beneficially own any of the Warrants. Sherif Foda, our CEO and Chairman of the Board, and Antonio J. Campo Mejia, a director of the Company, hold Warrants as outlined in the table below. Parties representing approximately 54.78% of the outstanding Warrants, including Sherif Foda and Antonio J. Campo Mejia, have agreed pursuant to the Tender and Support Agreement to tender their Warrants pursuant to the Offer, provided that each such party shall make such tender and consent conditioned on there being no amendment to the terms of the Offer as described in this Prospectus/Offer to Exchange that is materially adverse to such holder. None of such holders will receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding Warrants exchanged pursuant to the Offer.

The following table lists the Warrants beneficially owned by Mr. Foda, Mr. Campo Mejia and Olayan Financing Company, one of our major shareholders, as of May 29, 2025:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Sherif Foda	4,193,180	11.8%
Antonio J. Campo Mejia	2,000,000	5.6%
Olayan Financing Company	3,000,000	8.4%

(1) Based on 35,540,380 Warrants outstanding as of May 29, 2025.

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MARKET INFORMATION, DIVIDENDS AND RELATED SHAREHOLDER MATTERS

Market Information of Ordinary Shares and Warrants

Our Ordinary Shares and Warrants are listed on NASDAQ under the symbols “NESR” and “NESRW,” respectively. As of May 29, 2025, a total of 35,540,380 Warrants were outstanding.

As of May 27, 2025, there were approximately 14 holders of record of our Ordinary Shares and one holder of record of our Warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Dividends

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors. In addition, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection with our indebtedness.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Ordinary Shares, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1,300,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

Continental Stock Transfer & Trust Company, has been appointed the exchange agent for the Offer and Consent Solicitation. All correspondence in connection with the Offer should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Sodali & Co. LLC has been appointed as the information agent for the Offer and Consent Solicitation and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained BTIG, LLC to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address set forth on the back cover page of this Prospectus/Offer to Exchange.

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The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Authorized Shares and Issued Shares and Charter” and (ii) as set forth in the Charter, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

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Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Tender and Support Agreement

Parties representing approximately 54.78% of the outstanding Warrants, including Sherif Foda, our CEO and Chairman of the Board, and Antonio J. Campo Mejia, a director, have agreed to tender their Warrants in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.

Therefore, because the holders of more than 50% of the outstanding Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Registration Under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to terminate the registration of the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Ordinary Shares.

Accounting Treatment

As all of the Company’s warrants are equity-classified, the warrants will not be remeasured to fair value through profit and loss upon the exchange.

Absence of Appraisal or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders (as defined below) of the receipt of Ordinary Shares in exchange for Warrants pursuant to the Offer, of the Warrant Amendment of Warrants not exchanged for Ordinary Shares in the Offer and of the ownership and disposition of our Ordinary Shares received in exchange for Warrants pursuant to the Offer. This section applies only to U.S. Holders that hold their Warrants and, upon the exchange of the Warrants pursuant to the Offer, Ordinary Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to U.S. Holders that are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

●	Financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to our Ordinary Shares or Warrants;

●	persons required to accelerate the recognition of any item of gross income with respect to our Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement; tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	mutual funds;

●	pension plans;

●	individual retirement accounts or other tax-deferred accounts;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

●	U.S. expatriates or former long-term residents of the United States; persons that directly, indirectly or constructively own ten percent or more (by vote or value) of our capital stock;

●	S corporations;

●	trusts and estates;

●	persons that acquired their Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold Ordinary Shares or Warrants as part of a straddle, constructive sale, constructive ownership transaction, hedging, wash sale, synthetic security, conversion or other integrated or similar transaction;

●	U.S. Holders whose functional currency is not the U.S. dollar; or

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Warrants or Ordinary Shares received in exchange for the Warrants in the Offer, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Warrants or Ordinary Shares received in exchange for the Warrants in the Offer and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.

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This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek, any rulings from the United States Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS OF OUR WARRANTS AND OF ORDINARY SHARES RECEIVED IN EXCHANGE FOR THE WARRANTS IN THE OFFER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of a Warrant or an Ordinary Share who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Exchange of Warrants for our Ordinary Shares

For a U.S. Holder of Warrants who participates in the Offer, we intend to treat such U.S. Holder’s exchange of Warrants for Ordinary Shares in the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which, subject to the PFIC rules below, (i) such U.S. Holder should not recognize any gain or loss on the exchange of Warrants for Ordinary Shares, (ii) such U.S. Holder’s aggregate tax basis in the Ordinary Shares received in the exchange should equal the U.S. Holder’s aggregate tax basis in the Warrants surrendered in the exchange and (iii) such U.S. Holder’s holding period for the Ordinary Shares received in the exchange should include the U.S. Holder’s holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for Ordinary Shares, there can be no assurance in this regard. Alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for Ordinary Shares were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

Although we believe the exchange of Warrants for Ordinary Shares pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Ordinary Shares to an exchanging Holder having a value in excess of the Warrants surrendered by such Holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which fee may be taxable as ordinary income to the U.S. Holder).

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If we are or have been treated as a PFIC, as discussed below under “ —Passive Foreign Investment Company Rules,” under certain proposed Treasury regulations, any gain realized on the exchange of Warrants for Ordinary Shares pursuant to the Offer might be subject to certain special and adverse rules requiring recognition even though the exchange pursuant to the Offer may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer if we are or have been treated as a PFIC.

If a U.S. Holder exchanges Warrants for Ordinary Shares pursuant to the Offer, and if the U.S. Holder holds five percent or more of Ordinary Shares prior to the exchange, or if the U.S. Holder holds Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, such U.S. Holder will be required to file with its U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, prior to the exchange, of the Warrants transferred in the exchange and the U.S. Holder’s tax basis, prior to the exchange, in Ordinary Shares or other securities), and to maintain permanent records containing such information.

Warrants not exchanged for our Ordinary Shares if the Warrant Amendment is approved

Although not free from doubt, if the Warrant Amendment is approved, we intend to treat all Warrants not exchanged for Ordinary Shares in the Offer as having been exchanged for “new” Warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder of such Warrants should not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) such U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should equal the U.S. Holder’s aggregate tax basis in its existing Warrants deemed surrendered in the exchange, and (iii) such U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should include the U.S. Holder’s holding period for the Warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisor as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Ordinary Shares described below under “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.”

If we are or have been treated as a PFIC as discussed below under “Passive Foreign Investment Company Rules,” under certain proposed Treasury regulations, any gain realized on the deemed exchange of Warrants for “new” Warrants pursuant to the Warrant Amendment might be subject to certain special and adverse rules requiring recognition even though the deemed exchange pursuant to the Warrant Amendment may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Warrant Amendment if we were characterized as a PFIC.

Warrants not exchanged for our Ordinary Shares if the Warrant Amendment is not approved

If the Warrant Amendment is not approved, a U.S. Holder should not have any U.S. federal income tax consequences from the Offer with respect to Warrants that are not exchanged for our Ordinary Shares pursuant to the Offer.

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Dividends and Other Distributions on our Ordinary Shares

As described in “Market Information, Dividends and Related Shareholder Matters—Dividends,” we do not anticipate making distributions to U.S. Holders of Ordinary Shares at this time. Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” distributions on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “ —Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares.” Because we do not calculate our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

The amount of any dividend distribution, if any, paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Amounts taxable as dividends generally will include amounts, if any, withheld as described below under “Material BVI Income Tax Considerations” and generally be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, generally be “passive” category income which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. Additionally, the rules governing the treatment of foreign taxes imposed on a U.S. Holder and foreign tax credits are complex. Accordingly, U.S. Holders should consult their tax advisors about the impact of these rules in their particular situations.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Ordinary Shares

Subject to the PFIC rules discussed below under the heading “ —Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares received in exchange for Warrants pursuant to the Offer could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. U.S. Holders are urged to consult with their tax advisors regarding the treatment of the Offer and our Ordinary Shares received in exchange for Warrants pursuant to the Offer if we were characterized as a PFIC.

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A non-U.S. corporation will be a PFIC in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets which produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% by value of the stock of such other corporation.

Based on our income, assets and business activities, we believe we were not a PFIC for the taxable year of the Business Combination or our most recent year ended December 31, 2024, and we do not expect to be classified as a PFIC in the foreseeable future. The determination of PFIC status is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the relative values of our assets and subsidiaries, and the amount and type of their income. As a result, there can be no assurance that we will not be a PFIC in 2025 or any subsequent year or that the IRS will agree with our conclusion regarding our PFIC status and would not successfully challenge our position.

If we were to be treated as a PFIC in any taxable year during which a U.S. Holder owns Ordinary Shares, in addition to certain form filing requirements, U.S. Holders of the Ordinary Shares generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) under the PFIC excess distribution rule on any “excess distributions” received from us and on any gain realized from a sale or other disposition of such Ordinary Shares, regardless of whether we continue to be a PFIC in the year such distribution is received or gain is realized. If we are a PFIC for any tax year during which a U.S. Holder holds Ordinary Shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for subsequent tax years, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A U.S. Holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the Ordinary Shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period in the Ordinary Shares). Gain on the disposition of the Ordinary Shares will be subject to taxation in the same manner as an excess distribution (including taxation at ordinary income rates), described immediately above.

If, contrary to current expectations, we are a PFIC for U.S. federal income tax purposes, certain elections (such as a mark-to-market election or a qualified electing fund election) may be available to U.S. Holders with respect to the Ordinary Shares that may mitigate some of the adverse tax consequences resulting from PFIC treatment.

U.S. Holders are urged to consult their own tax advisors concerning our PFIC status and the consequences to them of the treatment of the Company as a PFIC for any taxable year.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for our Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at 24%.

Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation (other than an S corporation) or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES OR OF THE WARRANT AMENDMENT OR WARRANTS NOT EXCHANGED FOR ORDINARY SHARES IN THE OFFER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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DESCRIPTION OF AUTHORIZED SHARES AND ISSUED SHARES AND CHARTER

This section of the Prospectus/Offer to Exchange includes a description of the material terms of the Charter and of applicable BVI law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Charter attached as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. We urge you to read the full text of the Charter.

Overview

We are a company incorporated in the British Virgin Islands on January 23, 2017 as a BVI company limited by shares (company number 1935445), and our affairs are governed by our Charter, the BVI Business Companies Act, 2004, as amended (the “Companies Act”) and the common law of the British Virgin Islands. The registered office of the Company is at Luna Tower, Waterfront Drive, Road Town, Tortola, VG1110, British Virgin Islands, and the registered agent of the Company is Intertrust Corporate Services (BVI) Limited also located at the same address. The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Companies Act.

Corporate Purpose

The Company has, subject to the Companies Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

●	full capacity to carry on or undertake any business or activity, do any act or enter into any transactions; and
●	for the purpose of the bullet above, full rights, powers and privileges.

There are, subject to the requirements of the Companies Act and any other British Virgin Islands legislation for the time being in force, no limitations on the lawful business that the Company may carry on.

Description of Authorized Shares and Issued Shares

The following is a summary of our authorized shares and the rights of the holders of our ordinary shares that are material to an investment in our ordinary shares. These rights are set forth in our Charter or are provided by applicable BVI law, and these rights may differ from those typically provided to shareholders of U.S. companies under the corporation laws of the various states of the United States. This summary does not contain all information that may be important to readers.

The Company is authorized to issue an unlimited number of shares of no par value divided into six classes of shares as follows:

●	Ordinary shares of no par value (Ordinary Shares)
●	Class A preferred shares of no par value (Class A Preferred Shares)
●	Class B preferred shares of no par value (Class B Preferred Shares)
●	Class C preferred shares of no par value (Class C Preferred Shares)
●	Class D preferred shares of no par value (Class D Preferred Shares)
●	Class E preferred shares of no par value (Class E Preferred Shares and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the Preferred Shares)

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As of May 27, 2025, an aggregate of 96,452,967 ordinary shares were issued and outstanding. After considering unvested RSUs outstanding as of May 27, 2025, 3,564,557 shares remain reserved for issuance under the Company’s Long Term Incentive Plan. Each of our outstanding ordinary shares entitles its holder to one vote at any general meeting of shareholders. There are no preferred shares issued and outstanding.

To our knowledge, there were no shareholders’ arrangements or agreements the implementation or performance of which could, at a later date, result in a change in the control of the Company in favor of a third person.

Our ordinary shares and our Charter are governed by BVI law. More information concerning shareholders’ rights can be found in the Companies Act and our Charter.

Form and Transfer of Shares

We are a party to various registration rights agreements with holders of our securities. These registration rights agreements provide certain holders with demand and “piggyback” registration rights, and holders have other rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights are subject to various limitations. We generally bear the expenses incurred in connection with the filing of any such registration statements.

BVI law does not impose any limitations on the rights of BVI or non-BVI residents to hold or vote our shares.

Issuance of Shares

Subject to the provisions of the Charter and, where applicable, the rules of the Designated Stock Exchange (as defined in the Charter), the unissued ordinary shares of the Company shall be at the disposal of the Board of Directors and ordinary shares and other securities may be issued and option to acquire ordinary shares or other securities may be granted.

Securities may be granted at such times, to such Eligible Persons (as defined in the Charter), for such consideration and on such terms as the Board of Directors may by resolution determine.

Without prejudice to any special rights previously conferred on the holders of any existing preferred shares or class of preferred shares, any class of preferred shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Board of Directors may from time to time determine.

The Company may at the discretion of the Board of Directors, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board of Directors) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Redemption of Shares and Treasury Shares

The Company may purchase, redeem or otherwise acquire and hold its own shares save that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the holder whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Companies Act or any other provision in the Charter to purchase, redeem or otherwise acquire the shares without such consent.

General Meeting of Shareholders

A general meeting of the shareholders shall be held annually at such date and time as may be determined by the Board of Directors unless the Board of Directors resolve, at their discretion but acting reasonably and with due regard to the interests of the Company and its members, to delay or postpone the date of any general meeting. Each of our ordinary shares entitles the holder of record thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders, and to exercise voting rights, subject to the provisions of our Charter. Each share entitles the holder to one vote at a general meeting of shareholders. There is no other minimum shareholding required to be able to attend or vote at a general meeting of shareholders.

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BVI law provides that our Board of Directors is obligated to convene a general meeting of shareholders if shareholders representing, in the aggregate, 30% of the issued shares so request in writing with an indication of the agenda. In such a case, the general meeting of shareholders must be held within a period not less than 10 days and not more than 60 days from the date the Company issued a written notice.

Voting Rights

Each Ordinary Share in the Company confers upon the holder of such Ordinary Share (unless waived by such holder), subject to Clause 11 of the Charter, the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders.

General Meetings of Shareholders. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote to be considered at the meeting. Resolutions are adopted by a simple majority of the votes validly cast. Abstentions are not considered “votes.”

Appointment and Removal of Directors. Members of our Board of Directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. Under the Charter, all directors are nominated as a single class to be elected or re-elected for a term of one year following their election (which period may be extended at any time by resolution of the directors but not beyond the date of the next annual general meeting) or until the first general meeting following their election. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. If the office of a director becomes vacant, our Charter provides that the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until subsequently standing for election at the next general meeting of shareholders. Additional directors may also be appointed in the same manner, by majority vote of the directors until subsequently standing for election at the next general meeting of shareholders.

Neither BVI law nor the Charter contains any restrictions as to the voting of our ordinary shares by non-BVI residents.

Amendment to Our Charter

The Company may amend its Charter by a resolution of shareholders or by a resolution of the Board of Directors, save that no amendment may be made by a resolution of Board of Directors:

●	To restrict the rights or powers of the shareholders to amend the Charter;
●	To change the percentage of shareholders required to pass a resolution of shareholders to amend the Charter;
●	In circumstances where the Charter cannot be amended by the shareholders; or
●	To change certain provisions set forth in the Charter.

Merger and De-Merger

The Company may merge or consolidate with another company in accordance with the applicable provisions of the Companies Act. However, the Board of Directors has no power to delegate down to a committee of the board the power to approve a plan of merger, consolidation or arrangement.

Liquidation

Each holder of our Ordinary Shares has the right to an equal share with each other holder of our Ordinary Shares in the distribution of any surplus assets of the Company in the event of its liquidation. The Company may by a resolution of shareholders or by a resolution of the Board of Directors appoint a voluntary liquidator.

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Distributions

The Board of Directors may by resolution authorize a distribution at a time and of an amount, on reasonable grounds that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Dividends may be paid in money, shares, or other property. The Company may, by resolution of the Board of Directors, from time to time pay to the shareholders such interim dividends as appear to the Board of Directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due. Notice in writing of any dividend that may have been declared shall be given to each shareholder and all dividends unclaimed for three years after such notice has been given to a shareholder may be forfeited by resolution of the Board of Directors for the benefit of the Company. No dividend shall bear interest as against the Company.

Annual Accounts

The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy. The Company may by resolution of shareholders call for the Board of Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a fair view of the profit and loss of the Company for a financial period and a fair view of the assets and liabilities of the Company as at the end of a financial period. The Company may by resolution of shareholders call for the accounts to be examined by auditors. The report of the auditors shall be annexed to the accounts and shall be read at the meeting of shareholders at which the accounts are laid before the Company or shall be otherwise given to the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company.

Warrants

Each whole Warrant entitles the registered holder to purchase one-half of an Ordinary Share at a price of $11.50 per whole share, subject to adjustment as discussed below, provided that the Company has an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means that only a whole Warrant may be exercised at any given time by a Warrant holder.

If the price per Ordinary Share equals or exceeds $21.00, the Company may redeem the outstanding Warrants for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

●	if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $21.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which The Company sends the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the applicable Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise their Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $21.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split up of Ordinary Shares or other similar event, then, on the effective date of such dividend, split up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in outstanding Ordinary Shares. A rights offering to all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported for the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, with the right to receive such rights.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

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The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, or at the office of its successor as Warrant Agent, in New York City and the State of New York, with the subscription form, as set forth in the Warrant, duly executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the Warrant Agent (or as otherwise agreed to by the Company), for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round up to the nearest whole number of Ordinary Shares to be issued to the Warrant holder.

The Company has agreed that any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced (subject to the procedures and requirements described in the section entitled “Enforcement of Civil Liabilities”) in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company has irrevocably submitted to such jurisdiction, which will be the exclusive forum for any such action, proceeding or claim. However, there is uncertainty as to whether a court would enforce this provision and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

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LEGAL MATTERS

Certain matters of U.S. federal and New York State law will be passed upon for us by Allen Overy Shearman Sterling US LLP and for the dealer manager by DLA Piper LLP (US). The validity of the Ordinary Shares offered in this offering and other legal matters as to BVI law will be passed upon for us by Ogier.

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EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton Audit and Accounting Limited (Dubai Branch) LLP, independent registered public accountants upon the authority of such firm as experts in accounting and auditing.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are a business company formed in the British Virgin Islands and therefore, are located outside the United States. Substantially all of our assets are located outside the United States. In addition, some of our directors and officers are residents of countries other than the United States, and all or a substantial portion of such persons’ assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of U.S. federal or state securities laws.

We have been advised by our BVI counsel, Ogier, British Virgin Islands, that the courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●

the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, the British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our Memorandum and Articles of Association or the Companies Act.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the Memorandum or Articles of Association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the Companies Act or the Memorandum or Articles of Association. Furthermore, pursuant to section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-4 under the Securities Act. This Prospectus/Offer to Exchange, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this Prospectus/Offer to Exchange relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and current reports on Form 6-K. The SEC maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers and directors are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus/Offer to Exchange and any applicable prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. This Prospectus/Offer to Exchange and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished” unless otherwise specified below):

●	our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on March 28, 2025;

●	our current reports on Form 6-K filed with the SEC on June 3, 2025 and June 13, 2025; and

●	the description of the securities contained in Exhibit 2.5 in our annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the SEC on December 29, 2023.

In addition, all documents filed by us with the SEC pursuant to the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this Prospectus/Offer to Exchange and prior to the termination of an offering made pursuant to this Prospectus/Offer to Exchange, but excluding any information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference into this Prospectus/Offer to Exchange and deemed to be part of this registration statement from the date of the filing of such documents.

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Annex A

FORM OF WARRANT AMENDMENT

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of May [●], 2025, by and between National Energy Services Reunited Corp., a British Virgin Islands company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to the Warrant Agreement, dated as of May 11, 2017, by and between the Company and the Warrant Agent (the “Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Warrant Agreement.

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Warrant Agreement with the written consent or vote of the registered holders of a majority of the outstanding Warrants;

WHEREAS, the Company desires to amend the Warrant Agreement to provide the Company with the right to require the registered holders of the Warrants to exchange all of the outstanding Warrants for Ordinary Shares, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission, the registered holders of more than 50% of the number of the then outstanding Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein.

1.	Amendment of Warrant Agreement. The Warrant Agreement is hereby amended by adding:

(a)	the new Section 6.5 thereto: “6.5 Mandatory Exchange.

6.6.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding Warrants, as described in Section 6.6.2 below, for Ordinary Shares (or any Alternative Issuance pursuant to Section 4.5), at the exchange rate of 0.09 Ordinary Shares (or any Alternative Issuance pursuant to Section 4.5 for each Warrant held by the registered holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any share splits, share dividends, recapitalizations or similar transaction with respect to the Ordinary Shares). In lieu of issuing fractional shares, any registered holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such registered holder, receive one additional whole Ordinary Share in lieu of such fractional shares.

6.6.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.

6.6.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6.6.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

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2.	Miscellaneous Provisions.

2.1 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2 Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

2.3 Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and Adobesign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5 Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

NATIONAL ENERGY SERVICES REUNITED CORP.

By:
Name:	Sherif Foda
Title:	Chief Executive Officer and Chairman of the Board

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Warrant Agent

By:
Name:
Title:

National Energy Services Reunited Corp.

Offer to Exchange Warrants to Acquire Ordinary Shares

of

National Energy Services Reunited Corp.

for

Ordinary Shares

of

National Energy Services Reunited Corp.

and

Consent Solicitation

PROSPECTUS

The exchange agent for the Offer and the Consent Solicitation is:

Continental Stock Transfer & Trust Company

Attn: Corporate Actions

1 State Street, 30th Floor,

New York, New York 10004

Any questions or requests for assistance may be directed to the dealer manager at the address set forth below. Requests for additional copies of this Prospectus/Offer to Exchange may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The information agent for the Offer and Consent Solicitation is:

Sodali & Co. LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Call Toll Free: (800) 662-5200

Email: NESR.info@investor.sodali.com

The dealer manager for the Offer and the Consent Solicitation is:

BTIG, LLC

65 East 55th Street

New York, New York 10022

(212) 593-7555

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands Courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits filed as part of this Registration Statement are listed in the index to exhibits immediately following the signature page to this Registration Statement, which index to exhibits is incorporated herein by reference.

Exhibit Number	Description

2.1	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-217006) filed on April 25, 2017).

2.2	Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (File No. 333-217006) filed on April 25, 2017).

2.3	Warrant Agreement, dated May 11, 2017, by and between the Company and Continental Stock Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-38091) filed on May 17, 2017.

2.4	Consent Agreement, dated November 29, 2018, by and among Mubbadrah Investments LLC, Hilal Al Busaidy, Yasser Said Al Barami and the Company (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form F-3 (File No. 333-229801) filed on February 22, 2019).

2.5	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference to Exhibit 2.5 to the Company’s Annual Report on Form 20-F (File No. 001-38091) filed on December 29, 2023).

3.1	Memorandum and Articles of Association, as amended and restated (incorporated herein by reference to Exhibit 99.2 to the Company’s Periodic Report on Form 6-K (File No. 001-38091) filed on May 21, 2024).

4.1	Relationship Agreement, dated June 5, 2018, by and between the Company, NESR Holdings Limited and Hana Investments Co. WLL (incorporated herein by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K (File No. 001-38091) filed on June 12, 2018).

4.2	Registration Rights Agreement, dated June 5, 2018, by and between the Company and Hana Investments Co. WLL (incorporated herein by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K (File No. 001-38091) filed on June 12, 2018).

4.3	Relationship Agreement, dated June 6, 2018, by and between the Company and AL Nowais Investments LLC. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-38091) filed on June 12, 2018).

4.4	Amended and Restated Registration Rights Agreement, dated June 6, 2018, by and among the Company, NESR Holdings Ltd., Al Nowais Investments LLC, and NESR SPV Limited (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-38091) filed on June 12, 2018).

4.5	National Energy Services Reunited Corp. Amended and Restated 2018 Long Term Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-280902) filed on July 19, 2024).

5.1	Opinion of Ogier as to the validity of Ordinary Shares**

8.1	Tax Opinion of Allen Overy Shearman Sterling US LLP as to U.S. tax matters**

10.1	Form of Dealer Manager Agreement**

10.2	Tender and Support Agreement, dated May 19, 2025, by and between the Company and the participating Warrant Holders**

21.1	Subsidiaries of National Energy Services Reunited Corp (incorporated herein by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-38091) filed on March 28, 2025).

23.1	Consent of Grant Thornton Audit and Accounting Limited (Dubai Branch)*

23.2	Consent of Ogier (included as part of Exhibit 5.1)**

23.3	Consent of Allen Overy Shearman Sterling US LLP (included as part of Exhibit 8.1)**

24.1	Power of Attorney (included in the signature page to this Form F-4 Registration Statement)**

99.1	Form of Notice of Guaranteed Delivery**

107	Filing Fee Table**

*	Filed herewith.
**	Previously filed.

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Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 has duly caused this Amendment No. 1 to the registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on June 23, 2025.

National Energy Services Reunited Corp.

By:	/s/ Stefan Angeli
Name:	Stefan Angeli
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Chairman of the Board	June 23, 2025
Sherif Foda	(principal executive officer)

/s/ Stefan Angeli	Chief Financial Officer	June 23, 2025
Stefan Angeli	(principal financial and accounting officer)

*	Lead Independent Director	June 23, 2025
Antonio J. Campo Mejia

Independent Director
Yousef Al Nowais

*	Independent Director	June 23, 2025
Andrew Waite

*	Independent Director	June 23, 2025
Anthony (Tony) R. Chase

*	Independent Director	June 23, 2025
Lisa Pollina

*By:	/s/ Stefan Angeli
Name:	Stefan Angeli
Title:	Attorney-in-Fact

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